Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use in this Offering Statement on Form 1-A of Tivic Health Systems, Inc., of our report dated March 25, 2024 (which includes an explanatory paragraph relating to Tivic Health Systems, Inc’s ability to continue as a going concern) related to our audit of the financial statements of Tivic Health Systems, Inc., as of and for the years ended December 31, 2023 and 2022.

We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

August 16, 2024